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                                                           Exhibit 16


April 7, 1999


Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read the comments in Item 4 of Form 8-K of West Suburban Bancorp, Inc. dated April 5, 1999.

We agree with the comments included therein except for the following comments, for which we have no basis to agree or disagree:

     The first paragraph, first and last sentences: "On Monday, April 5, 1999, West Suburban Bancorp, Inc., an Illinois corporation (the "Company"), engaged Crowe, Chizek and Company LLP ("Crowe Chizek") as its independent auditors for the fiscal year ending December 31, 1999." "The decision to dismiss Deloitte & Touche and engage new auditors was recommended by West Suburban Bank's Audit Committee and was approved by the Company's Board of Directors based on a periodic review by the Company of its accounting and tax service providers."

     The fifth paragraphs, last sentence: "Attached as Exhibit 16 to this Form 8-K is a copy of Deloitte & Touche's letter."

     The sixth, seventh and eighth paragraphs in their entirety.

Yours truly,



/s/ Deloitte & Touche LLP